SUB-ITEM 77K:  Changes in registrant’s certifying accountant

At a meeting held on November 17, 2015, the Board of Trustees (the “Board”) of Context Capital Funds (the “Trust”), with the approval and recommendation of the Audit Committee of the Board, selected Tait, Weller & Baker LLP (“Tait”) to serve as the independent registered public accounting firm for The Context Macro Opportunities Fund (the “Fund”), is a series of the Trust, for the Fund’s fiscal year ending December 31, 2015.  The Trust’s previous independent registered public accounting firm was KPMG LLP (“KPMG”) and KPMG was dismissed as of November 27, 2015.

The reports of KPMG on the Fund’s financial statements for the most recent fiscal year ended December 31, 2014 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund’s most recent fiscal year ended December 31, 2014 through November 27, 2015:  (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such years; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K) under the Securities Exchange Act of 1934, as amended.

The selection of Tait does not reflect any disagreements with or dissatisfaction by the Fund or the Board of Trustees with the performance of the Fund’s prior independent registered public accounting firm, KPMG.  During the Fund’s most recent fiscal year ended December 31, 2014  through November 27, 2015, neither the Trust nor the Fund nor anyone on their behalf, consulted with Tait on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).